PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
April 24, 2012	Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the First Quarter of 2012

Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, April 24, 2012) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 17 communities across Kansas, reported net earnings of $1.7 million ($0.62 per diluted share) for the quarter ended March 31, 2012, compared to $978,000 ($0.35 per diluted share) for the first quarter of 2011. Management will host a conference call to discuss these results on Wednesday, April 25, 2012, at 10:00 a.m. (CT). Investors may participate via telephone by dialing (877) 317-6789. A replay of the call will be available through May 27, 2012, by dialing (877) 344-7529 and using conference number 10012660.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid May 21, 2012, to common stockholders of record on May 9, 2012.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We are pleased to report record net earnings of $1.7 million for the first quarter of 2012. This 76.6% increase in net earnings was primarily the result of a $585,000 increase in gains on sales of loans, as low mortgage rates enticed consumers to refinance one-to-four family mortgage loans, as well as $164,000 of net gains on investment securities. Even without the increased gains on sales of loans and the net gains on investment securities, net earnings would have increased approximately 28%. While our total deposits increased 8.4% to $492.3 million, loan demand remained soft in the first quarter of 2012, resulting in net loans outstanding decreasing 3.6% to $298.9 million. Our ratio of non-performing loans to gross loans was 0.64% at March 31, 2012, compared to 0.45% at year-end 2011, as our focus on asset quality has continued to keep problem assets at very manageable levels. During 2011, we invested in initiatives to improve processes and bank profitability, and we are seeing positive results from these changes. Additionally, we are excited about the April 1, 2012, closing of our acquisition of The Wellsville Bank, which expands our already strong presence in Kansas. While it is difficult to forecast future events, we believe our strong capital position and risk management practices position us well for future growth in assets and earnings.”

First Quarter Financial Highlights

Net interest income was $4.5 million for the quarter ended March 31, 2012, an increase of $178,000, or 4.1%, from the first quarter of 2011. Net interest margin, on a tax equivalent basis, decreased from 3.80% during the first quarter of 2011 to 3.62% during the first quarter of 2012. The increase in net interest income was a result of our average interest-earning asset balances increasing from $496.6 million during the first quarter of 2011 to $534.6 million during the first quarter of 2012. During the first quarter of 2012, our net interest margin declined primarily as a result of holding higher levels of investment securities and cash and cash equivalents, which typically earn lower yields than loans, as our average deposit balances increased and our average loan balances outstanding decreased. The provision for loan losses decreased from $400,000 in the first quarter of 2011 to $300,000 in the first quarter of 2012.

Total non-interest income increased $635,000, or 31.2%, to $2.7 million in the first quarter of 2012 compared to the same period of 2011. The increase in non-interest income was primarily the result of a $585,000 increase in our gains on sales of loans, as the volume of loans sold in the secondary market was higher in the first quarter of 2012 compared to a year earlier.

During the first quarter of 2012, we recognized $227,000 in gains on sales of investment securities as a result of selling approximately $5.5 million of mortgage-backed investment securities. Partially offsetting the gains on sales of investment securities was a credit-related, other-than-temporary impairment loss of $63,000 recognized during the first quarter of 2012 on one of our investments in a pooled trust preferred security. No such gains or losses were realized during the first quarter of 2011.

Non-interest expense decreased $102,000, or 2.1%, to $4.7 million for the first quarter of 2012 compared to a year earlier. The decrease in non-interest expense was primarily the result of declines of $83,000 in federal deposit insurance premiums and $38,000 in advertising. Partially offsetting these declines was an increase of $32,000 in amortization of intangibles as the amortization of our mortgage servicing rights was higher in the first quarter of 2012 than the same period of 2011. During the first quarter of 2012, we recorded income tax expense of $572,000, compared to $142,000 during the same period of 2011. Our effective tax rate increased from 12.7% in the first quarter of 2011 to 24.9% in the first quarter of 2012 as a result of higher taxable income, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets increased 3.6% to $619.5 million at March 31, 2012, from $598.2 million at December 31, 2011. Stockholders’ equity increased to $60.1 million (book value of $21.59 per share) at March 31, 2012, from $59.1 million (book value of $21.24 per share) at December 31, 2011. The ratio of equity to total assets decreased to 9.70% at March 31, 2012, from 9.88% at December 31, 2011, and our ratio of tangible equity to tangible assets decreased to 7.48% from 7.59% for the same periods. Net loans decreased 3.6% to $298.9 million at March 31, 2012, compared to $310.1 million at December 31, 2011. Our investment securities increased 9.3% from $204.9 million at December 31, 2011, to $224.0 million at March 31, 2012, as we invested the excess liquidity generated by the $38.2 million increase in deposits during the first quarter of 2012.

At March 31, 2012, the allowance for loan losses was $5.0 million, or 1.65% of gross loans outstanding, compared to $4.7 million, or 1.50% of gross loans outstanding, at December 31, 2011. Non-performing loans increased to $2.0 million, or 0.64% of gross loans, at March 31, 2012, from $1.4 million, or 0.45% of gross loans, at December 31, 2011. We recorded net loan recoveries of $7,000 during the first quarter of 2012 compared to net loan charge-offs of $985,000 during the same period of 2011.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 22 locations in 17 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS:
Cash and cash equivalents	$28,824	$17,501	$10,540
Investment securities	224,039	204,885	189,531
Loans, net	298,905	310,081	309,514
Loans held for sale	10,244	9,754	3,351
Premises and equipment, net	14,955	14,692	15,038
Bank owned life insurance	16,309	16,163	15,718
Goodwill	12,894	12,894	12,894
Other intangible assets, net	1,994	1,923	2,123
Other assets	11,385	10,347	13,026
TOTAL ASSETS	$619,549	$598,240	$571,735

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$492,345	$454,134	$449,093
Federal Home Loan Bank and other borrowings	59,345	76,597	61,118
Other liabilities	7,770	8,389	6,946
Total liabilities	559,460	539,120	517,157
Stockholders' equity	60,089	59,120	54,578
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$619,549	$598,240	$571,735

LOANS (unaudited):

One-to-four family residential real estate	$76,450	$79,108	$77,654
Construction and land	20,544	21,672	23,703
Commercial real estate	92,488	93,786	93,817
Commercial	56,099	57,006	59,863
Agriculture	35,042	39,052	36,404
Municipal	10,065	10,366	8,437
Consumer	13,040	13,584	13,913
Net deferred loan costs and loans in process	191	214	105
Allowance for loan losses	(5,014)	(4,707)	(4,382)
Loans, net	$298,905	$310,081	$309,514

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$1,951	$1,419	$2,095
Accruing loans over 90 days past due	-	-	146
Non-performing investment securities	1,035	1,104	1,125
Real estate owned	2,283	2,264	2,912
Total non-performing assets	$5,269	$4,787	$6,278

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.48%	0.71%	0.41%
Total non-performing loans to gross loans outstanding	0.64%	0.45%	0.71%
Total non-performing assets to total assets	0.85%	0.80%	1.10%
Allowance for loan losses to gross loans outstanding	1.65%	1.50%	1.40%
Allowance for loan losses to total non-performing loans	257.00%	331.71%	195.54%
Equity to total assets	9.70%	9.88%	9.55%
Tangible equity to tangible assets (1)	7.48%	7.59%	7.11%

(1) Tangible equity to tangible assets ratio is calculated as stockholders' equity reduced by goodwill and other intangible assets divided by total assets reduced by goodwill and other intangible assets.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited):

	Three months ended March 31,
	2012	2011
Interest income:
Loans	$4,238	$4,357
Investment securities and other	1,293	1,204
Total interest income	5,531	5,561

Interest expense:
Deposits	592	760
Borrowed funds	447	487
Total interest expense	1,039	1,247

Net interest income	4,492	4,314
Provision for loan losses	300	400
Net interest income after provision for loan losses	4,192	3,914

Non-interest income:
Fees and service charges	1,174	1,137
Gains on sales of loans, net	1,204	619
Bank owned life insurance	151	144
Other	143	137
Total non-interest income	2,672	2,037

Investment securities:
Net impairment losses	(63)	-
Gains on sales of investment securities	227	-
Investment securities gains (losses), net	164	-

Non-interest expense:
Compensation and benefits	2,386	2,374
Occupancy and equipment	702	708
Professional fees	273	285
Amortization of intangibles	211	179
Data processing	195	198
Advertising	121	159
Federal deposit insurance premiums	92	175
Foreclosure and real estate owned expense	11	25
Other	738	728
Total non-interest expense	4,729	4,831

Earnings before income taxes	2,299	1,120
Income tax expense	572	142
Net earnings	$1,727	$978

Net earnings per share (1)
Basic	$0.62	$0.35
Diluted	0.62	0.35

Book value per share (1)	$21.59	$19.69

Shares outstanding at end of period (1)	2,782,826	2,771,423

Weighted average common shares outstanding - basic (1)	2,782,826	2,770,706
Weighted average common shares outstanding - diluted (1)	2,794,358	2,771,395

OTHER DATA (unaudited):
Return on average assets (2)	1.15%	0.70%
Return on average equity (2)	11.62%	7.32%
Net interest margin (2) (3)	3.62%	3.80%

(1)	Share and per share values at or for the periods ended March 31, 2011 have been adjusted to give effect to the 5% stock dividend paid during December 2011.
(2)	Information for the three months ended March 31 is annualized.
(3)	Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.